ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated January 23, 2013

UBS AG $•   Capped Knock-Out Notes

Linked to a Basket of Equities due on or about February 12, 2014

Investment Description

UBS AG Capped Knock-Out Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) of common stocks (each, a “basket equity”). The amount you receive at maturity is based on the return of the underlying basket and whether the final basket price is below the trigger price. If the final basket price is above the trigger price, you will receive, at maturity, a return on your investment equal to the underlying return up to a predetermined maximum return of 19.50% (to be determined on the trade date). If the final basket price is below the trigger price, your Notes will be fully exposed to the decline in the price of the underlying basket, and you may lose some or all of your investment. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire initial investment.

Features
☐	Participation in the Positive Performance of the Underlying Basket Up to the Maximum Return: At maturity, UBS will pay you the principal amount of the Notes as the final basket price is above the trigger price. The Notes provide for the participation in any positive performance of the underlying basket up to a maximum return of 19.50% (to be determined on the trade date). If the final basket price is below the trigger price on the final valuation date you will be fully exposed to the negative performance of the underlying basket.
☐	Contingent Repayment of Principal: If you hold the Notes to maturity and the final basket price is above the trigger price, UBS will pay you at least your principal amount. If the final basket price is below the trigger price, your investment will be fully exposed to any negative underlying return and, in that case, UBS will pay less than your principal amount, if anything, resulting in a loss proportionate to the negative underlying return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	January 25, 2013
Settlement Date	January 30, 2013
Final Valuation Date**	February 7, 2014
Maturity Date**	February 12, 2014
*	In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
**	Subject to postponement in the event of a market disruption event as described in the Capped Knock-Out Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE CAPPED KNOCK-OUT NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Security Offering

We are offering Capped Knock-Out Notes linked to the performance of an equally weighted basket. The return on the Notes is subject to, and will not exceed, the predetermined maximum return, which will be determined on the trade date.

Underlying Basket	Basket Weighting of each Basket Equity	Maximum Return**	Maximum Payment at Maturity per Note**	Initial Basket Price	Trigger Price	CUSIP	ISIN
A Basket of 7 Common Stocks*	14.2857%	19.50%	$1,195.00	100.00	80.00	902674MC1	US902674MC12
*	See “Basket Information” on page 9 of this free writing prospectus.
**	The actual maximum return and maximum payment at maturity will be determined on the trade date and will not be less than the expected maximum return or maximum payment at maturity set forth herein for this offering of the Notes.

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the Capped Knock-Out Notes product supplement relating to the Notes, dated May 22, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$•	$•	$•
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Capped Knock-Out Notes product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Capped Knock-Out Notes dated May 22, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000088/c314181_690713-424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refer to the Capped Knock-Out Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Capped Knock-Out Notes product supplement” mean the UBS product supplement, dated May 22, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying basket or the basket equities.
♦	You believe the underlying basket will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the maximum return of 19.50% (the actual maximum return will be determined on the trade date).
♦	You understand and accept that your potential return is limited to the maximum return of 19.50% and you would be willing to invest in the Notes based on this maximum return (the actual maximum return will be determined on the trade date).
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying basket or the basket equities.
♦	You believe that the price of the underlying basket will decline during the term of the Notes and will be below the trigger price on the final valuation date, or you believe the underlying basket will appreciate over the term of the Notes by more than the maximum return.
♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦	You would be unwilling to invest in the Notes based on the maximum return of 19.50% (the actual maximum return will be determined on the trade date).
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 12 months. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying Basket	The Securities are linked to an equally weighted basket consisting of 7 common stocks (each, a “basket equity”) as listed under “Basket Information” on page 9 of this free writing prospectus.
Basket Weighting	For each basket equity, 14.2857%.
Maximum Return	19.50%. The actual maximum return (and maximum payment at maturity) will be determined on the trade date.
Payment at Maturity (per Note)	The final basket price is observed on the final valuation date and the underlying return is calculated.
If the final basket price is greater than or equal to the trigger price, UBS will pay you a cash payment at maturity equal to:
$1,000 + ($1,000 × the greater of: (a) zero and (b) Underlying Return, subject to the Maximum Return)
If the final basket price is less than the trigger price, UBS will pay you a cash payment at maturity that is less than your principal amount, if anything, equal to:
$1,000 + ($1,000 × Underlying Return)
In such scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the negative underlying return.
The contingent repayment of principal applies only at maturity and is subject to the creditworthiness of UBS.
Underlying Return	Final Basket Price – Initial Basket Price Initial Basket Price
Initial Basket Price	Set equal to 100 on the trade date.
Final Basket Price	The product of (i) the initial basket price of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the final valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Trigger Price	80, which is equal to 80% of the initial basket price.
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Equity Return	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:
Final Equity Price – Initial Equity Price Initial Equity Price

Determining Payment at Maturity

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦	Risk of loss at maturity — The Notes do not guarantee any return of principal at maturity. The return on the Notes depends on (i) whether the final basket price is below the trigger price and (ii) the direction of and percentage change in the final basket price of the underlying basket relative to its initial basket price. If the final basket price is below the trigger price, you will be fully exposed to any negative performance of the underlying basket on the final valuation date and you may lose some or all of your principal. Specifically, in such case, you will lose 1% (or a fraction thereof) of your principal at maturity for each 1% (or a fraction thereof) that the underlying return is less than zero.
♦	The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying basket is above the trigger price. You should be willing to hold your Notes to maturity.
♦	Your growth potential is limited — The Notes do not offer full participation in any positive appreciation of the underlying basket. The Notes allow for participation in any positive underlying return only up to the predetermined maximum return of 19.50% (actual maximum return to be determined on the trade date). In no event will the return on your Notes be greater than the maximum return. Since the maximum payment amount on the Notes is capped, you will not accrue or benefit from a positive underlying return in excess of an amount equal to the predetermined maximum return. As a result, the return on an investment in the Notes may be less than the return on a hypothetical direct investment in the underlying basket or the basket equities.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
♦	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	Owning the Notes is not the same as owning the basket equities — The return on your Notes may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the basket equities may have.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying basket will rise or fall. There can be no assurance that the price of the underlying basket will rise above the initial basket price or that the final basket price will be above the trigger price. The price of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.
♦	Changes in the prices of the basket equities may offset each other — The Notes are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket price and the payment at maturity on the Notes, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities.
♦	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying basket; the volatility of the basket equities; the dividends paid on the basket equities; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying basket may adversely affect the performance and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities or trading activities related to the underlying basket or any basket equity, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the final basket price of the underlying basket on the final valuation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 24.

Hypothetical Examples of How the Notes Might Perform at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Principal Amount:	$1,000 per Note
Initial Basket Price:	100
Trigger Price:	80, which is 80% of the initial basket price
Maximum Return:	19.50%
*	Actual terms including the maximum return to be set on the trade date. The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The Final Basket Price is 115 (an Underlying Return of 15%).

Because the underlying return of 15% is positive but less than the maximum return of 19.50%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the underlying return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × underlying return) = $1,000 + ($1,000 × 15%) = $1,150

Investor would receive $1,150 at maturity for each Note for a total return on the Notes equal to the underlying return of 15%.

Example 2: The Final Basket Price is 135 (an Underlying Return of 35%).

Because the underlying return of 35% is positive and greater than the maximum return of 19.50%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the maximum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × maximum return) = $1,000 + ($1,000 × 19.50%) = $1,195

Investor would receive $1,195 at maturity for each Note for a total return on the Notes equal to the maximum return of 19.50%.

Example 3: The Final Basket Price is 90 (an Underlying Return of -10%).

Because the underlying return of -10% is negative but above the trigger price of 80, the investor would receive at maturity the principal amount of each Note.

Investor would receive $1,000.00 at maturity for each Note for a total return on the Notes equal to 0%.

Example 4: The Final Basket Price is 50 (an Underlying Return of -50%).

Because the underlying return is negative and below the trigger price of 80, the investor would receive at maturity the principal amount of each Note reduced by the product of (i) the principal amount multiplied by the (ii) underlying return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × underlying return) = $1,000 + ($1,000 × -50%) = $500.00

Investor would receive $500.00 at maturity for each Note for a total return on the Notes equal to the underlying return of -50%.

Accordingly, if the final basket price is below the trigger price, you may lose some or all of your principal amount.

Any payment on the Notes is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Notes.

Hypothetical Return Table of the Notes at Maturity

The hypothetical return table below is based on the following assumptions*:

Term:	12 months
Principal Amount:	$1,000 per Note
Initial Basket Price:	100
Trigger Price:	80, which is 80% of the initial basket price
Maximum Return:	19.50%
*	Actual terms including the maximum return to be set on the trade date. The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Final Basket Price	Underlying Return(1)	Payment at Maturity of the Notes	Total Return on the Notes
150.00	50.00%	$1,195.00	19.50%
145.00	45.00%	$1,195.00	19.50%
140.00	40.00%	$1,195.00	19.50%
135.00	35.00%	$1,195.00	19.50%
125.00	25.00%	$1,195.00	19.50%
120.00	20.00%	$ 1,195.00	19.50%
119.50	19.50%	$ 1,195.00	19.50%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	6.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$750.00	25.00%
70.00	-30.00%	$700.00	-30.00%
65.00	-35.00%	$650.00	-35.00%
60.00	-40.00%	$600.00	-40.00%
55.00	-45.00%	$550.00	-45.00%
50.00	-50.00%	$500.00	-50.00%
(1)	The hypothetical underlying return range is provided for illustrative purposes only. The actual underlying return may be below -50% and you therefore may lose up to 100% of your principal amount.

Basket Information

All disclosures contained in this free writing prospectus regarding each basket equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding each basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011, and 2012. Partial data is provided for the first calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. The initial equity prices will not be determined until the trade date. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the underlying return and, consequently, the amount payable on your Note, if any, at maturity.

Basket Equity	Initial Equity Price	Basket Weighting
Akamai Technologies, Inc.	[•]	14.2857%
Amazon.com, Inc.	[•]	14.2857%
Broadcom Corporation	[•]	14.2857%
eBay Inc.	[•]	14.2857%
Google Inc.	[•]	14.2857%
NVIDIA Corporation	[•]	14.2857%
Time Warner Inc.	[•]	14.2857%

Akamai Technologies, Inc.

According to publicly available information, Akamai Technologies, Inc. (“Akamai”) provides services for improving the delivery of content and applications over the internet ranging from live and on-demand streaming video capabilities to conventional content on websites. Akamai provides services to companies, government agencies and other enterprises. It offers application and cloud performance services, solutions for digital media and software distribution and storage, website optimization services, network operator solutions, online advertising related services and other specialized Internet-based offerings. Information filed by Akamai with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-27275, or its CIK Code: 0001086222. Akamai’s website is http://www.akamai.com. Akamai’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AKAM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Akamai’s common stock, based on the daily closing prices on the primary exchange for Akamai. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Akamai’s common stock on January 22, 2013 was $39.93. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$20.35	$12.43	$19.40
4/1/2009	6/30/2009	$23.32	$18.76	$19.18
7/1/2009	9/30/2009	$21.25	$16.42	$19.68
10/1/2009	12/31/2009	$25.89	$18.65	$25.33
1/4/2010	3/31/2010	$32.08	$24.70	$31.41
4/1/2010	6/30/2010	$45.72	$31.41	$40.57
7/1/2010	9/30/2010	$52.71	$37.20	$50.18
10/1/2010	12/31/2010	$54.14	$44.18	$47.05
1/3/2011	3/31/2011	$52.24	$34.96	$38.00
4/1/2011	6/30/2011	$40.98	$28.97	$31.47
7/1/2011	9/30/2011	$31.66	$19.88	$19.88
10/3/2011	12/30/2011	$32.30	$18.65	$32.28
1/3/2012	3/30/2012	$38.57	$31.37	$36.70
4/2/2012	6/30/2012	$38.75	$27.46	$31.75
7/2/2012	9/28/2012	$39.21	$28.25	$38.26
10/1/2012	12/31/2012	$41.85	$34.57	$40.91
1/2/2013*	1/22/2013*	$42.16	$39.37	$39.93
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 22, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Akamai’s common stock from January 3, 2000 through January 22, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) offers services to consumers, sellers, and developers through its retail websites. It also manufactures and sells the Kindle e-reader. Amazon offers programs that enable sellers to sell their products on its websites and their own branded websites. Amazon serves developers through Amazon Web Services, which provides access to technology infrastructure that developers can use to enable any type of business. In addition, Amazon generates revenue through co-branded credit card agreements and other marketing and promotional services, such as online advertising. Amazon has organized its operations into two principal segments: North America and International. Information filed by Amazon with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s website is http://www.amazon.com. Amazon’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Amazon’s common stock, based on the daily closing prices on the primary exchange for Amazon. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Amazon’s common stock on January 22, 2013 was $270.19. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$75.58	$48.44	$73.44
4/1/2009	6/30/2009	$87.56	$73.50	$83.66
7/1/2009	9/30/2009	$93.85	$75.63	$93.36
10/1/2009	12/31/2009	$142.25	$88.67	$134.52
1/4/2010	3/31/2010	$136.55	$116.00	$135.73
4/1/2010	6/30/2010	$150.09	$108.61	$109.26
7/1/2010	9/30/2010	$160.73	$109.14	$157.06
10/1/2010	12/31/2010	$184.76	$153.03	$180.00
1/3/2011	3/31/2011	$191.25	$160.97	$180.13
4/1/2011	6/30/2011	$206.07	$178.34	$204.49
7/1/2011	9/30/2011	$241.69	$177.79	$216.23
10/3/2011	12/30/2011	$246.71	$173.10	$173.10
1/3/2012	3/30/2012	$205.44	$175.93	$202.51
4/2/2012*	6/30/2012	$231.90	$185.50	$228.35
7/2/2012	9/28/2012	$261.68	$215.36	$254.32
10/1/2012	12/31/2012	$261.50	$220.64	$251.14
1/2/2013*	1/22/2013*	$272.73	$257.33	$270.19
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 22, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Amazon’s common stock from January 3, 2000 through January 22, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Broadcom Corporation

According to publicly available information, Broadcom Corporation (“Broadcom”) is a provider of semiconductor for wired and wireless communications. Broadcom provides a range of system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadcast access products, and mobile devices. Its product portfolio is divided into three segments: Broadband Communications; Mobile & Wireless; and Infrastructure & Networking. Broadcom’s Broadband Communications segment offers and manufacturers a range of broadband communications and consumer electronics system-on-a-chip solutions that enable voice, video, data and multimedia services over wired and wireless networks. Its Mobile & Wireless segment offers products supporting a broad range of portable devices that enable end-to-end wireless connectivity. The Infrastructure & Networking segment designs and develops complete silicon and software infrastructure solutions for service providers, data centers, enterprise and small-to-medium business networks. Information filed by Broadcom with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-23993, or its CIK Code: 0001054374. Broadcom’s website is http://http://www.broadcom.com. Broadcom’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “BRCM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Broadcom’s common stock, based on the daily closing prices on the primary exchange for Broadcom. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Broadcom’s common stock on January 22, 2013 was $34.63. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$21.49	$15.35	$19.98
4/1/2009	6/30/2009	$27.52	$20.52	$24.79
7/1/2009	9/30/2009	$30.77	$23.35	$30.69
10/1/2009	12/31/2009	$32.19	$25.99	$31.45
1/4/201\0	3/31/2010	$34.17	$26.72	$33.18
4/1/2010	6/30/2010	$36.19	$31.74	$32.97
7/1/2010	9/30/2010	$38.21	$29.97	$35.39
10/1/2010	12/31/2010	$46.55	$34.72	$43.55
1/3/2011	3/31/2011	$47.34	$38.89	$39.38
4/1/2011	6/30/2011	$40.41	$31.25	$33.64
7/1/2011	9/30/2011	$38.19	$31.29	$33.29
10/3/2011	12/30/2011	$38.16	$27.74	$29.36
1/3/2012	3/30/2012	$39.30	$29.13	$39.30
4/2/2012	6/30/2012	$38.89	$31.15	$33.80
7/2/2012	9/28/2012	$36.90	$29.60	$34.58
10/1/2012	12/31/2012	$34.62	$30.29	$33.21
1/2/2013*	1/22/2013*	$35.15	$34.04	$34.63
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 22, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Broadcom’s common stock from January 3, 2000 through January 22, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

eBay Inc.

According to publicly available information, eBay Inc. (“eBay”) connects buyers and sellers globally on a daily basis through eBay, an online marketplace located at www.ebay.com, and PayPal, which enables individuals and businesses to send and receive online payments through www.paypal.com. eBay operates through three reportable segments: Marketplaces, Payments and GSI. eBay’s Marketplaces segment brings buyers and sellers together through fully automated online websites and mobile applications that are generally available throughout the world at any time, including through localized eBay.com sites in many countries. The Marketplaces segment includes eBay.com, StubHub, Fashion, Motors and Half.com, in addition to classifieds websites such as Marktplaats.nl and mobile.de, and advertising services. eBay’s Payments segment provides payment and settlement capabilities for consumers and merchants on and off eBay websites and other merchant websites through three primary brands PayPal, Bill Me Later and BillSAFE. eBay’s GSI segment provides ecommerce and interactive marketing services to enterprise clients, and offers a broad suite of solutions designed to power merchants' online businesses and effectively integrate with their other sales channels. Information filed by eBay with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-24821, or its CIK Code: 0001065088. eBay’s website is http://www.ebay.com. eBay’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “EBAY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for eBay’s common stock, based on the daily closing prices on the primary exchange for eBay. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of eBay’s common stock on January 22, 2013 was $53.39. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$15.18	$10.27	$12.56
4/1/2009	6/30/2009	$18.24	$13.13	$17.13
7/1/2009	9/30/2009	$24.45	$15.91	$23.61
10/1/2009	12/31/2009	$25.44	$22.27	$23.54
1/4/2010	3/31/2010	$27.57	$21.77	$26.95
4/1/2010	6/30/2010	$27.37	$19.61	$19.61
7/1/2010	9/30/2010	$24.99	$19.26	$24.40
10/1/2010	12/31/2010	$31.19	$24.08	$27.83
1/3/2011	3/31/2011	$34.69	$27.72	$31.04
4/1/2011	6/30/2011	$34.40	$28.35	$32.27
7/1/2011	9/30/2011	$34.41	$26.95	$29.49
10/3/2011	12/30/2011	$33.87	$28.11	$30.33
1/3/2012	3/30/2012	$38.08	$30.16	$36.89
4/2/2012	6/30/2012	$43.50	$35.47	$42.01
7/2/2012	9/28/2012	$50.48	$38.60	$48.41
10/1/2012	12/31/2012	$52.82	$46.22	$51.02
1/2/2013*	1/22/2013*	$54.21	$52.50	$53.39
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 22, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of eBay’s common stock from January 3, 2000 through January 22, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Google Inc.

According to publicly available information, Google Inc. (“Google”) generates revenue primarily through online advertising. Google focuses on areas such as search, advertising, operating systems and platforms, and enterprise. It maintains an index of websites and other online content and makes this information freely available through its search engine to anyone with an internet connection. Google’s automated search technology helps people obtain nearly instant access to relevant information. Businesses use its AdWords program to promote their products and services with targeted advertising. In addition, the third-party websites that comprise the Google Network use its AdSense program to deliver relevant ads that generate revenue. Google also produces mobile and home telephone hardware through its acquisition of Motorola Mobility Holdings, Inc. Information filed by Google with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50726, or its CIK Code: 0001288776. Google’s website is http://www.google.com. Google’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “GOOG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Google’s common stock, based on the daily closing prices on the primary exchange for Google. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Google’s common stock on January 22, 2013 was $702.87. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$378.77	$282.75	$348.06
4/1/2009	6/30/2009	$444.32	$354.09	$421.59
7/1/2009	9/30/2009	$499.06	$396.63	$495.85
10/1/2009	12/31/2009	$622.73	$484.58	$619.98
1/4/2010	3/31/2010	$626.75	$526.43	$567.01
4/1/2010	6/30/2010	$595.30	$444.95	$444.95
7/1/2010	9/30/2010	$530.41	$436.07	$525.79
10/1/2010	12/31/2010	$627.16	$522.35	$593.97
1/3/2011	3/31/2011	$639.63	$557.10	$586.21
4/1/2011	6/30/2011	$591.80	$474.88	$506.38
7/1/2011	9/30/2011	$622.46	$490.92	$514.38
10/3/2011	12/30/2011	$645.90	$495.52	$645.90
1/3/2012	3/30/2012	$668.28	$568.10	$641.24
4/2/2012	6/230/2012*	$651.01	$559.05	$580.07
7/2/2012	9/28/2012	$756.50	$570.48	$754.50
10/1/2012	12/31/2012	$768.05	$647.18	$709.37
1/2/2013*	1/22/2013*	$741.48	$702.87	$702.87
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 22, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Google’s common stock from August 19, 2004 through January 22, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a provider of visual computing technologies and the inventor of the graphics processing unit (“GPU”). NVIDIA’s products are designed to generate graphics on workstations, personal computers, game consoles and mobile devices. NVIDIA serves the entertainment and consumer market with its GeForce graphics products, the professional design and visualization market with its Quadro graphics products, the computing market with its Tesla computing solutions products and the mobile computing market with its Tegra system-on-a-chip products. NVIDIA operates in three major financial reporting segments: the GPU business, the Professional Solutions business and the Consumer Products business. NVIDIA’s GPU business is comprised primarily of its GeForce products and its ION motherboard GPUs. NVIDIA’s Professional Solutions business is comprised of its NVIDIA Quadro professional workstation products and other professional graphics products including its Teslsa line. Its Consumer Products business is comprised of its Tegra mobile products that support tablets and smartbooks, smartphones, personal media players, internet television, automotive navigation and other similar devices. The Consumer Products business also includes license, royalty, other revenue and associated costs related to video game consoles and other digital consumer electronics devices. Information filed by NVIDIA with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s website is http://www.nvidia.com. NVIDIA’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “NAVDA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for NVIDIA’s common stock, based on the daily closing prices on the primary exchange for NVIDIA. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of NVIDIA’s common stock on January 22, 2013 was $12.11. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$10.56	$7.21	$9.86
4/1/2009	6/30/2009	$12.30	$8.40	$11.29
7/1/2009	9/30/2009	$16.47	$10.09	$15.03
10/1/2009	12/31/2009	$18.68	$11.96	$18.68
1/4/2010	3/31/2010	$18.88	$15.39	$17.38
4/1/2010	6/30/2010	$18.01	$10.21	$10.21
7/1/2010	9/30/2010	$12.28	$8.88	$11.68
10/1/2010	12/31/2010	$15.40	$10.70	$15.40
1/3/2011	3/31/2011	$25.69	$15.77	$18.46
4/1/2011	6/30/2011	$20.50	$15.41	$15.94
7/1/2011	9/30/2011	$16.15	$11.73	$12.50
10/3/2011	12/30/2011	$15.82	$11.81	$13.86
1/3/2012	3/30/2012	$16.45	$13.52	$15.39
4/2/2012	6/30/2012	$15.33	$11.73	$13.82
7/2/2012	9/28/2012	$14.81	$12.37	$13.34
10/1/2012	12/31/2012	$13.62	$11.38	$12.29
1/2/2013*	1/22/2013*	$13.16	$11.98	$12.11
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 22, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of NVIDIA’s common stock from January 3, 2000 through January 22, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Time Warner Inc.

According to publicly available information, Time Warner Inc. (“Time Warner”) is a media and entertainment company. Time Warner has three reporting segments: Networks, Film and TV Entertainment, and Publishing. The Networks segment consist principally of domestic and international networks and premium pay television services, including TBS, TNT, CNN, HLN, Cartoon Network, truTV, Turner Classic Movies, Boomerang, HBO and Cinemax. The Film and TV Entertainment segment produces and distributes theatrical motion pictures, television shows, animation and other programming and videogames; distributes home video product; and licenses Time Warner’s feature films, television programming and characters. The Publishing segment consists primarily of Time Inc., a wholly owned subsidiary. Information filed by Time Warner with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15062, or its CIK Code: 0001105705. Time Warner’s website is http://www.timewarner.com. Time Warner’s common stock is listed on the New York Stock Exchange under the ticker symbol “TWX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Time Warner’s common stock, based on the daily closing prices on the primary exchange for Time Warner. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Time Warner’s common stock on January 22, 2013 was $50.33. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$22.67	$14.57	$17.98
4/1/2009	6/30/2009	$24.67	$19.28	$23.46
7/1/2009	9/30/2009	$28.07	$21.81	$26.81
10/1/2009	12/31/2009	$30.58	$27.55	$29.14
1/4/2010	3/31/2010	$31.56	$26.81	$31.27
4/1/2010	6/30/2010	$33.88	$28.91	$28.91
7/1/2010	9/30/2010	$32.89	$28.20	$30.65
10/1/2010	12/31/2010	$32.51	$29.49	$32.17
1/3/2011	3/31/2011	$38.20	$31.45	$35.70
4/1/2011	6/30/2011	$37.86	$34.46	$36.37
7/1/2011	9/30/2011	$37.06	$27.74	$29.97
10/3/2011	12/30/2011	$36.38	$28.96	$36.14
1/3/2012	3/30/2012	$38.21	$35.68	$37.75
4/2/2012	6/30/2012	$38.50	$33.76	$38.50
7/2/2012	9/28/2012	$45.90	$37.49	$45.33
10/1/2012	12/31/2012	$48.26	$43.04	$47.83
1/2/2013*	1/22/2013*	$50.33	$49.12	$50.33
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 22, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Time Warner’s common stock from January 3, 2000 through January 22, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the tax treatment of the Notes is uncertain. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying basket. If your Notes are so treated, you should generally not accrue any income with respect to the Notes prior to sale, exchange or maturity of the Notes and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-42 of the product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-41 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Non-U.S. Holders — Additional Tax Considerations — Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to the Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and 01D), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to proposed Treasury regulations, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013 (and pass-thru payments made after December 31, 2016). If the proposed Treasury Department regulations are finalized in their current from, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). Pursuant to a recently released draft of final Treasury regulations that are expected to be published in the Federal Register on or about January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. If the final Treasury regulations are published in the Federal Register in their current from, this withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withhold.

The Issuer and other financial institutions through which payments on the Notes are made may be required to withhold at a rate of up to 30 per cent, on all, or a portion of, payments made after 31 December 2016 in respect of any Notes which are issued (or materially modified) after 31 December 2012 or that are treated as equity for U.S. federal tax purposes whenever issued, pursuant to FATCA.

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Notes is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of certain thresholds may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Supplemental Plan of Distribution

We will agree to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.